EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR SECOND QUARTER OF 2014

STUDIO CITY, CA — August 1, 2014 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and six months ended June 30, 2014.

Operating Highlights

•                  Continuous advertising revenue growth.  Advertising revenue increased 10% for the quarter and 8% for the six months ended June 30, 2014, as compared to the prior year periods, due to the strength of pricing across both channels.

•                  The first season of Signed, Sealed, Delivered attracted over 10 million viewers. Hallmark Channel’s third original scripted series, Signed, Sealed, Delivered averaged a solid 1.4 household rating, propelling Hallmark Channel to the fifth rated cable network on Sunday’s 8-9 p.m. timeslot, reaching over ten million viewers and earning a 1.8 rating for women 25-54.

•                  Hallmark Movie Channel premiered its highest-rated original movie, The Color of Rain. The May 31st premiere of The Color of Rain earned a 1.6 household rating, reaching more than 1.4 million unduplicated viewers and marking the channel’s top-rated original premiere in key demos, including women 25-54 (0.6 rating); adults 25-54 (0.4 rating); and total viewers (0.7 rating).

•                  Hallmark Channel achieved its 2nd highest premiere of the year with Angels Sing as part of the Christmas in July weeklong event, Christmas Keepsake. From July 4th through July 13th, Crown Media Family Networks celebrated Christmas by featuring popular Christmas-themed original movies.  On July 12th, Hallmark Channel presented Angels Sing, which garnered a 1.9 household rating and was the #1 rated ad-supported cable movie of the day and week among households.

•                  Hallmark Movies & Mysteries will captivate viewers on October 1st. Crown Media Family Networks will re-brand Hallmark Movie Channel to Hallmark Movies and Mysteries. The channel will focus on the lighter side of the mystery and suspense genres and will host several Mystery Wheel franchises.

“During Second Quarter, we continued to showcase our commitment to quality, original scripted series by successfully launching our third series, Signed, Sealed, Delivered, fortifying our brand and establishing a strong foundation for the second half of the year,” said Bill Abbott, President and CEO of Crown Media Family Networks. “Moreover, we reported double-digit operating cash flow growth propelled by rising advertising revenue in recent quarters. Solid pricing combined with our second season of Cedar Cove and a robust slate of original movies should bolster earnings through the remainder of the year.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the second quarter of 2014 Crown Media reported revenue of $97.4 million, a 9% increase from $89.5 million in the second quarter of 2013. Advertising revenue increased 10% to $75.8 million from $68.7 million in the second calendar quarter of 2013. The increase in advertising revenue is due to rate increases on both channels, offset, in part, by decreases in ratings in our key demographics on Hallmark Movie Channel. Subscriber fee revenue increased 2% to $21.0 million from $20.6 million in the second quarter of 2013 due to contractual rate increases.

For the six months ended June 30, 2014 Crown Media reported revenue of $188.0 million, a 7% increase from $175.0 million for the six months ended June 30, 2013. Advertising revenue increased 8% to $145.2 million from $133.9 million for the six months ended June 30, 2013. The increase in advertising revenue is due to rate increases on both channels. Subscriber fee revenue increased 3% to $42.0 million from $40.7 million during the six months ended June 30, 2013 due to contractual rate increases.

For the second quarter of 2014, cost of services increased 15% to $41.7 million from $36.2 million during the same quarter of 2013. Programming costs increased 16% due to the amortization of costs related to our original series Signed, Sealed, Delivered. Operating costs increased $0.4 million quarter over quarter.

For the six months ended June 30, 2014, cost of services increased 20% to $85.4 million from $71.2 million during the same period of 2013. Programming costs increased 21% due to the amortization of costs related to our original series When Calls the Heart and Signed, Sealed, Delivered. Operating costs increased $0.6 million period over period.

Selling, general and administrative expense (including depreciation and amortization expense) increased 7% to $16.7 million for the second quarter of 2014 from $15.6 million during the same quarter of 2013 due to increases in employee costs, including contingent compensation, and increases in amortization, depreciation and rent expenses.

Selling, general and administrative expense (including depreciation and amortization expense) increased 7% to $33.2 million for the six months ended June 30, 2014 from $31.0 million during the same period of 2013 due to increases in employee costs, including contingent compensation and severance expense, and increases in amortization, depreciation and rent expense.

Marketing expense increased $2.6 million during the second quarter of 2014 compared to the second quarter of 2013 due to marketing to publicize the series Signed, Sealed, Delivered. Marketing expense increased $3.1 million during the six months ended June 30, 2014 compared to the six months ended June 30, 2013 due to the marketing to publicize the series Signed, Sealed, Delivered and When Calls the Heart.

Interest expense decreased $0.7 million for the three months ended June 30, 2014, as compared to the three months ended June 30, 2013, due to the decrease of the principal balance of the Term Loan. Interest expense on the Term Loan was $2.0 million and $1.6 million for the three months ended June 30, 2013 and 2014, respectively.

Interest expense decreased $1.7 million for the six months ended June 30, 2014, as compared to the six months ended June 30, 2013. Interest expense on the Term Loan was $4.9 million and $3.4 million for the six months ended June 30, 2013 and 2014, respectively. Over the past eighteen months, the Company has reduced its principal balance under its Term Loan by $58.2 million.

Provisions for income tax of $9.7 million and $9.5 million reflect corresponding effective tax rates of 37.0% and 37.3% for the three months ended June 30, 2013 and 2014, respectively. Provisions for income tax of $18.3 million and $16.5 million reflect corresponding effective tax rates of 37.1% and 37.0% for the six months ended June 30, 2013 and 2014, respectively.

Adjusted EBITDA was $38.7 million for the second quarter of 2013 compared to $37.5 million for the second quarter of 2014. Cash provided by operating activities totaled $27.5 million for the second quarter of 2013 compared to $32.4 million for the second quarter of 2014. Net income to common shareholders for the quarter ended June 30, 2013, totaled $16.5 million, or $0.05 per share, compared to $16.0 million, or $0.04 per share, in the second quarter of 2014.

Adjusted EBITDA was $74.9 million for the six months ended June 30, 2013 compared to $68.7 million for the six months ended June 30, 2014. Cash provided by operating activities totaled $21.5 million for the six months ended June 30, 2013, compared to $37.0 million for the six months ended June 30, 2014. Net income to common shareholders for the six months ended June 30, 2013, totaled $31.0 million, or $0.09 per share, compared to $28.0 million, or $0.08 per share, for the six months ended June 30, 2014.

Conference Call and Webcast to be Held Friday, August 1st, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call on Friday, August 1st, at 11:00 a.m., Eastern Time to discuss the results of the three and six months ended June 30, 2014. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 65857209. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 5 days following the call beginning at 2:00 p.m. Eastern Time on Friday,  August 1st, at (855) 859-2056 (Domestic) or (404) 537-3406 (International), using the conference number 65857209.

About Crown Media Holdings

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 86 million subscribers in the U.S. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including Cedar Cove, When Calls the Heart, and Signed, Sealed, Delivered; as well as some of television’s most beloved sitcoms and series. Hallmark Channel’s sibling network, Hallmark Movie Channel, is available in 54 million homes in HD and SD. One of America’s fastest-growing cable networks, Hallmark Movie Channel provides family-friendly original movies with a mix of original films, classic theatrical releases, and presentations from the acclaimed Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

# # #

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.

The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is likely calculated differently than presentations of EBITDA by other entities as our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Holdings, Inc.

Mary Dzabic, 818.755.1261

marydzabic@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
Revenue:
Advertising	$67,647	$74,956	$131,836	$143,482
Advertising by Hallmark Cards	1,059	870	2,112	1,725
Subscriber fees	20,597	20,957	40,746	41,971
Other revenue	172	570	341	850
Total revenue, net	89,475	97,353	175,035	188,028
Cost of services:
Non-affiliate programming	31,411	36,553	62,260	75,866
Hallmark Cards affiliate programming	918	918	1,761	1,766
Amortization of capital lease	289	289	578	578
Other cost of services	3,561	3,926	6,594	7,205
Total cost of services	36,179	41,686	71,193	85,415
Selling, general and administrative expense	15,131	16,111	30,138	32,112
Marketing expense	1,054	3,693	1,693	4,842
Depreciation and amortization expense	431	595	844	1,103
Income from operations before interest and income tax expense	36,680	35,268	71,167	64,556
Interest expense	(10,450)	(9,791)	(21,798)	(20,102)
Income from operations before income tax expense	26,230	25,477	49,369	44,454
Income tax expense	(9,714)	(9,515)	(18,320)	(16,454)
Net income and comprehensive income	$16,516	$15,962	$31,049	$28,000
Net income per share – basic	$0.05	$0.04	$0.09	$0.08
Net income per share – diluted	$0.05	$0.04	$0.09	$0.08
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of June 30,
	2013	2014

ASSETS

Cash and cash equivalents	$63,750	$73,778
Accounts receivable, less allowance for doubtful accounts of $834 and $191, respectively	104,613	91,436
Programming rights	71,540	85,593
Prepaid programming rights	26,839	28,996
Deferred tax asset, net	39,100	39,100
Prepaid and other assets	1,960	2,564
Total current assets	307,802	321,467
Programming rights	201,936	221,055
Prepaid programming rights	9,805	6,976
Property and equipment, net	9,799	10,363
Deferred tax asset, net	181,164	165,700
Debt issuance costs, net	10,047	9,229
Other assets	3,644	3,563
Goodwill	314,033	314,033
Total assets	$1,038,230	$1,052,386

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$22,238	$18,121
Audience deficiency reserve liability	4,888	10,803
Programming rights payable	85,560	77,403
Payables to Hallmark Cards affiliates	466	543
Interest payable	14,455	14,452
Current maturities of long-term debt	25,000	—
Total current liabilities	152,607	121,322
Accrued liabilities	13,838	19,731
Programming rights payable	43,314	54,678
Long-term debt, net of current maturities	429,330	429,514
Total liabilities	639,089	625,245

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2013 and June 30, 2014	3,597	3,597
Paid-in capital	2,062,818	2,062,818
Accumulated deficit	(1,667,274)	(1,639,274)
Total stockholders’ equity	399,141	427,141
Total liabilities and stockholders’ equity	$1,038,230	$1,052,386

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014

Net income	$16,516	$15,962	$31,049	$28,000
Promotion and placement expense	262	263	525	527
Depreciation and amortization	720	884	1,422	1,681
Interest expense	10,450	9,791	21,798	20,102
Income tax expense	9,714	9,515	18,320	16,454
Long term incentive plan expense	966	1,044	1,703	1,928
Restricted stock unit compensation	78	6	124	37
Adjusted earnings before interest, taxes, depreciation and amortization	$38,706	$37,465	$74,941	$68,729

Programming and other amortization	32,784	37,962	64,870	78,634
Provision for allowance for doubtful account	245	108	290	113
Changes in operating assets and liabilities:
Change to programming rights	(16,819)	(31,312)	(53,989)	(110,803)
Change to prepaid programming rights	(6,481)	3,440	(13,656)	672
Change in programming rights payable	(16,521)	(11,410)	(24,186)	3,207
Interest paid	(2,022)	(1,547)	(20,797)	(19,186)
Changes in other operating assets and liabilities, net of adjustments above	(2,374)	(2,325)	(5,931)	15,584
Net cash provided by operating activities	$27,518	$32,381	$21,542	$36,950

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014

Net cash provided by operating activities	$27,518	$32,381	$21,542	$36,950
Net cash used in investing activities	(605)	(1,115)	(856)	(1,280)
Net cash used in financing activities	(750)	(322)	(19,959)	(25,642)
Net increase in cash and cash equivalents	26,163	30,944	727	10,028
Cash and cash equivalents, beginning of period	18,269	42,834	43,705	63,750
Cash and cash equivalents, end of period	$44,432	$73,778	$44,432	$73,778